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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3, No. __________, and related Prospectus of Williams Holdings of Delaware, Inc. for the registration of $350 million of debt securities and/or preferred stock and to the incorporation by reference therein of our report dated February 10, 1997, with respect to the consolidated financial statements and schedule of Williams Holdings of Delaware, Inc. included in its Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                ERNST & YOUNG LLP

Tulsa, Oklahoma
April 4, 1997